Exhibit 3.41

CERTIFICATE OF INCORPORATION

OF

VOICESTREAM SUBSIDIARY IV CORPORATION

Pursuant to the provisions of Section 102 of the General Corporation Law of the state of Delaware, the following Certificate of Incorporation is submitted for filing:

ARTICLE 1.  NAME

The name of this corporation is VoiceStream Subsidiary IV Corporation.

ARTICLE 2.  REGISTERED OFFICE AND AGENT

The respective names of the County and of the City within the County in which the registered office of the Corporation is to be located in the state of Delaware are the county of New Castle and the city of Wilmington. The street and number of said registered office and the address by street and number of said registered agent is Corporation Service Company, 1013 Center Road, Wilmington, Delaware 19805.

ARTICLE 3.  PURPOSE

This corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Section 102 of the General Corporation Law of the State of Delaware, as amended.

ARTICLE 4.  CAPITAL STOCK

The authorized capital stock of this corporation shall consist of 10,000 shares of Common Stock with $.01 par value per share.

ARTICLE 5.  DURATION

This corporation has a perpetual existence.

ARTICLE 6.  PREEMPTIVE RIGHTS

Shareholders of this corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the corporation.

ARTICLE 7.  CUMULATIVE VOTING

Shareholders of this corporation shall not have the right to cumulate votes in the election of directors.

ARTICLE 8.  DIRECTORS

The number of directors of this corporation shall be fixed in the manner specified by the bylaws of this corporation.

ARTICLE 9.  LIMITATION OF DIRECTOR LIABILITY

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for:

a.	Any breach of the director’s duty of loyalty to the corporation or its stockholders;

b.	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

c.	under section 174 of the Delaware General Corporation Law, as amended; or

d.	for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE 10.  POWERS OF INCORPORATORS

The powers of the incorporator shall terminate upon the filing of the Certificate of Incorporation.

The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

Cregg Baumbaugh	Alan Bender
3650 131st Avenue SE, Suite 400	3650 131st Avenue SE, Suite 400
Bellevue, WA 98006	Bellevue, WA 98006

The undersigned, for the purposes of forming a corporation under the laws of the state of Delaware, hereby executes this Certificate of Incorporation as his act and deed under penalty of perjury this 13th day of March, 2000.

/s/ Robert Vallelunga
Robert Vallelunga
Preston Gates & Ellis LLP 5000 Columbia Center
701 Fifth Avenue
Seattle, WA 98104-7078

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

VOICESTREAM SUBSIDIARY IV CORPORATION

VoiceStream Subsidiary IV Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That, by unanimous written consent of the Board of Directors of the Corporation followed by written consent of the holder of all of the outstanding stock entitled to vote thereon, the following resolutions proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation, were adopted by the Board of Directors and the Sole Shareholder of the Corporation:

RESOLVED, that the Board deems it advisable and in the best interests of the Corporation, and hereby recommends to the Sole Shareholder, and the Sole Shareholder hereby accepts the recommendation of the Board, that the Certificate of Incorporation of the Corporation, be amended so as to change the name of the Corporation, and for that purpose, to amend Article 1 thereof to read as follows:

ARTICLE 1.  NAME

The name of the Corporation is T-Mobile Subsidiary IV Corporation.

And be it further

RESOLVED, that Article 1 of the Certificate of Incorporation be amended to read as aforesaid.

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 141(f), 228 and 242 of the General Corporation. Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this     30th     day of September, 2005

/s/ David A. Miller
David A. Miller, Senior Vice President,
General Counsel & Secretary